EXHIBIT 77D

Columbia Funds Variable Insurance Trust - Semiannual N-SAR report for the period ending 6/30/12

Columbia Variable Portfolio - Asset Allocation Fund
Columbia Variable Portfolio - Contrarian Core Fund
Columbia Variable Portfolio - Money Market Fund
Columbia Variable Portfolio - Select Large Cap Growth Fund Columbia Variable Portfolio - Small Cap Value Fund
Columbia Variable Portfolio - Small Company Growth Fund Columbia Variable Portfolio - Strategic Income Fund
Variable Portfolio - AQR Managed Futures Strategy Fund Variable Portfolio - Eaton Vance Global Macro Advantage Fund Variable Portfolio - Oppenheimer Commodity Strategy Fund (each a "Fund," collectively the "Funds")

Item 77D/77Q1(b) - Policies with Respect to Securities Investments:

On May 1, 2012, a Form Type 497, accession number 0001193125-12-198898, which included a supplement dated May 1, 2012 to the registration statement of Columbia Funds Variable Insurance Trust on behalf of Columbia Variable Portfolio - Select Large Cap Growth Fund series, was filed with the SEC. This is hereby incorporated by reference as part of the response to these Items 77D and 77Q1(b) of Form N-SAR. The supplement disclosed, effective May 1, 2012, the following revised strategy:

  The Fund will not concentrate its assets in any single industry but may from time to time emphasize one or more economic sectors in selecting its investments and may invest more than 25% of its assets in companies in each of the consumer discretionary, health care and technology sectors.